EXHIBIT 99.1

For Immediate Release Contact:	Larry Tannenbaum Chief Financial Officer (650) 940-4700

April 29, 2005
Mountain View, California

IRIDEX Reports First Quarter Results

VariLite™ Sales Drive 70 Percent Revenue Growth for Dermatology Products
Total Domestic Sales Grow 19 Percent; Gross Margin Improves
Leadership Transition Plan Announced

     IRIDEX (NASDAQ/NMS:IRIX) announced sales for the first quarter ended April 2, 2005 of $8.1 million, an increase of 10% from $7.4 million reported in the first quarter of 2004. The sales increase in the first quarter was driven by the strong market acceptance of the Company’s new dermatology dual laser system, VariLite, both in the U.S. and in international markets. The net gain/loss for the first quarters of 2005 and 2004 were approximately breakeven with $0.00 per share reported in both quarters.

Sales by Product and Geography

     For the first quarter, dermatology sales were $1.95 million, an increase of 70% compared with the corresponding quarter in 2004. Ophthalmology sales totaled $6.2 million, approximately equal to sales achieved in the first quarter of 2004.

     Domestic sales grew 19 percent to $4.9 million compared with $4.2 million in the first quarter of 2004. International sales totaled $3.2 million, approximately equal to the international sales achieved during the corresponding quarter of 2004. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact on sales growth.

     “Our first quarter sales growth was primarily the result of the market’s strong and positive response to the Company’s new dermatology dual wavelength laser system, the VariLite,” said Theodore A. Boutacoff, President and Chief Executive Officer. “In addition to strong domestic demand for VariLite, international sales for this system have been trending up as well. Doctors value the VariLite’s flexibility which offers both 532 nm and 940 nm wavelengths in one convenient package so dermatologists and plastic surgeons can quickly and effectively target smaller superficial blood vessels as well as deeper, larger vessels with the same handpiece.”

Additional Financial Results

     For the first quarter, gross margin increased to 45.2 % compared with 43.5 % for the first quarter of 2004. SG&A expenses in the first quarter were $2.8 million compared with $2.2 million during the first quarter of 2004, due to incremental costs associated with additional domestic sales representatives for the dermatology segment of the business, legal costs and higher costs associated with being a public company.

     The balance sheet remains strong with cash, cash equivalents, and available for sale securities totaling $16.6 million, inventory turns of approximately 2 and days sales outstanding at 78 days. Cash declined as compared with January 1, 2005 primarily due to a $900,000 non-recurring payment for previously accrued state sales taxes, associated with previous sales that the Company decided not to recover from its customers, and a $600,000 increase in inventories related to the new product introductions.

     “We remain confident in our ability to increase overall 2005 Company revenues by approximately 7% over 2004 revenues,” Mr. Boutacoff added. “We believe that if sales growth continues, and the newly introduced products continue to meet average selling price expectations, gross margin and profitability should also continue to trend upward during 2005,” he concluded.

TTT4CNV Clinical Trial Update

     “We are awaiting the final results from the TTT4CNV Clinical Trial for occult wet age-related macular degeneration (AMD), which are expected to be presented next week at The Association for Research in Vision and Ophthalmology (ARVO),” added Mr. Boutacoff. We believe that if these final results confirm the previously reported statistically significant findings, which showed a treatment benefit for patients with baseline visual acuity of 20/100 or worse, the sales growth of our ophthalmology products will be positively impacted over the long term.”

Leadership Transition Plan

     Mr. Boutacoff continued, “Sometime this year I will be transitioning from President & CEO to Chairman of the Board. Having been intimately involved with IRIDEX as co-founder, President & CEO for 16 years, I am very proud of our accomplishments in introducing semiconductor-based laser systems into the ophthalmology and dermatology markets and in providing products which have aided in the preservation of vision for millions of patients worldwide — from the very young to the aged. It is now time for new, fresher legs to bring new energy to lead IRIDEX to the next level.

     “I believe that now is an excellent time to transition the leadership of the Company. During the implementation of our transition plan, we will be aggressively pursuing our growth opportunities. After the search for my replacement is concluded, and a new CEO is on board, I look forward to working with the successful candidate as Chairman of the Board and plan to be actively involved in evaluating strategic alternatives both domestically and abroad.”

Conference Call

     IRIDEX management will conduct a conference call today at 8:00 a.m. PDT/11:00 a.m. EDT to discuss first quarter 2005 results and recent corporate developments. Interested parties may access the live conference call via telephone by dialing (800) 901-5218 US or (617) 786-4511 International and entering code 33388206 or visit the Company’s website at www.iridex.com. A telephone replay will be available beginning on April 29, 2005 through May 6,

2005 by dialing (888) 286-8010 US or (617) 801-6888 International and entering code 71482886. In addition, an archived version of the webcast will be available later today on the Company’s website at www.iridex.com.

About IRIDEX

     IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company’s website at www.iridex.com.

Safe Harbor Statement

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth prospects, sales, revenues, gross margins, and profitability, as well as the timing of the release of results of studies related to our products, and prospects for pricing of our newly introduced products. These statements are subject to risks and uncertainties and actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, market pricing and acceptance of the Company’s newly introduced products, the impact of overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred, the Company’s ability to continue to reduce its costs and improve its operating efficiencies and the timing of the release of and actual results of studies related to our products. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, the results of clinical trials and competition in our markets. For additional risks, please see those contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 1, 2005 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	April 2,	April 3,
	2005	2004

Sales	$8,145	$7,392
Cost of sales	4,467	4,177

Gross profit	3,678	3,215

Operating expenses:
Research and development	1,039	1,107
Sales, general and administrative	2,797	2,193

Total operating expenses	3,836	3,300

Loss from operations	(158)	(85)
Interest and other income, net	126	60

Loss before benefit from income taxes	(32)	(25)
Benefit from income taxes	12	8

Net loss	$(20)	$(17)

Net loss per common share — basic and diluted	$(0.00)	$(0.00)

Shares used in computing net loss per common share-basic and diluted	7,317	7,076

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	April 2,	January 1,
	2005	2005

Assets
Current Assets:
Cash and cash equivalents	$6,202	$10,381
Available-for-sale securities	8,907	3,323
Accounts receivable, net	6,848	7,404
Inventories	9,511	8,922
Prepaids and other current assets	1,078	814
Current deferred income taxes	1,808	1,808

Total current assets	34,354	32,652

Long term portion of available-for-sale securities	1,535	4,324
Property and equipment, net	854	852
Deferred income taxes	1,265	1,265

Total assets	$38,008	$39,093

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,179	$1,233
Accrued expenses	4,058	5,167
Deferred revenue	962	910

Total liabilities	6,199	7,310

Stockholders’ Equity:
Common stock	74	74
Additional paid-in capital	25,352	25,281
Accumulated other comprehensive loss	(60)	(35)
Treasury stock	(430)	(430)
Retained earnings	6,873	6,893

Total stockholders’ equity	31,809	31,783

Total liabilities and stockholders’ equity	$38,008	$39,093